Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Contact:
Terry Slavin	Meggan Powers
Director, Corp. Communications & IR	PR Manager
Cymer, Inc.	Cymer, Inc.
Tel: (858) 385-5232	Tel: (858) 385-6327
Fax: (858) 385-6090	Fax: (858) 385-6601

CYMER REPORTS SECOND QUARTER 2003 OPERATING RESULTS

SAN DIEGO, Calif., July 22, 2003 - Cymer, Inc. (Nasdaq NM: CYMI), the world’s leading supplier of excimer light sources used in semiconductor manufacturing, today announced operating results for the second quarter and six months ended June 30, 2003.  Total revenue slightly exceeded the range provided in the company’s June 11, 2003 guidance update, and the book-to-bill ratio was higher than anticipated.  Other results were generally within the ranges provided at that time.

The second quarter 2003 net loss totaled $5,193,000, equal to a loss of $0.15 per share (diluted), compared to net income of $6,550,000, equal to $0.18 earnings per share (diluted), recorded in the second quarter of 2002.  Total revenue for the second quarter of 2003 was $62,416,000, a 15 percent decrease from  total revenue of $73,669,000 posted in the second quarter of the prior year.

On a sequential basis, the second quarter net loss of $5,193,000, or a loss of $0.15 per share (diluted) compared to the first quarter 2003 net loss of $3,362,000, or a loss of $0.10 per share (diluted), while second quarter 2003 total revenue of $62,416,000 decreased 8 percent from the $67,599,000 of revenue posted in the first quarter of 2003.

For the first six months of 2003, the net loss totaled $8,555,000, or a loss of $0.25 per share (diluted), compared to net income of $10,638,000, or $0.31 earnings per share (diluted), posted in the first six months of 2002.  Total revenue for the first six months of 2003 was $130,015,000, compared to $135,652,000 in total revenue recorded in the first six months of 2002.

Commenting on the second quarter, Bob Akins, Cymer’s chief executive officer, noted, “The second quarter, much like the first quarter, was difficult to predict and plan for, with a high level of volatility attributable to customer push-outs in the quarter of krypton fluoride (KrF) light sources, reflecting lack of demand for capacity related tools.  The vast majority of our second quarter shipments remained technology-driven, and we are pleased that shipments and new orders for the XLA 100, our dual stage 4 kHz argon fluoride (ArF) light source, met our aggressive new product ramp-up expectations.”

Akins continued, “We recognized revenue on 31 light sources in the second quarter of 2003 compared to 56 light sources in the first quarter.  Cymer installed 50 light sources in the second quarter, bringing our total installed base at chipmakers and other end users to 2,103.  We estimate that the rolling four-quarter share of Cymer light sources installed at chipmakers as of June 30 was 88 percent, down slightly from the 90 percent level at the end of the first quarter, primarily as a result of our decision not to participate in a small niche market serving process development applications with single chamber ArF light sources.”

In the second quarter, technology buys made up 84 percent of unit shipments, with shipments of the XLA 100 light source accounting for 65 percent of unit shipments, and our ELS 7000 light source accounting for 19 percent.  The ELS-6010 light source accounted for 13 percent of unit shipments, and the ELS-6000TM light source accounted for the remaining three percent.  This significant shift in product mix toward Cymer’s latest, most advanced products increased the average selling price (ASP), on a currency

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adjusted basis, to $1,128,000 in the second quarter, up from $768,000 in the first quarter of this year.  Non-systems product revenue, which consists of upgrades, consumables and spare parts and service, represented 42 percent of second quarter 2003 revenue — the highest level ever in the company’s history — compared to 35 percent of first quarter 2003 revenue.

Nancy Baker, Cymer’s chief financial officer, stated, “Product gross margin decreased to 16 percent during the second quarter of 2003 from 36 percent in the first quarter. The significantly lower gross margin in the second quarter resulted from higher XLA 100 initial production costs and warranty accruals, including infrastructure building expenses, and the anticipated reduced efficiencies associated with the learning curve of a new product and technology introduction.  In addition, the lower gross margin reflects the expense associated with cost reduction efforts in the quarter, including a reduction in work force in April and the write down of certain corporate assets which combined to reduce gross margin by approximately seven percentage points or $4,200,000.”

Cymer reported an operating loss of $16,974,000, or 27 percent of revenue in the second quarter of 2003, compared to an operating loss of $2,702,000, or 4 percent of revenue, in the first quarter of 2003.  Due to the pre-tax loss recorded in the first half of 2003, and the company’s expectation that there will be no significant industry recovery during the remainder of 2003, Cymer currently estimates the 2003 annual effective tax benefit rate to be approximately 60 percent.  This benefit rate reflects the increased impact of Cymer’s tax credits and foreign sales incentives in a low income or loss environment.  In the first quarter of 2003, the company had estimated a zero  percent tax rate, therefore, a year-to-date correction for the tax provision was made during the second quarter 2003, resulting in a quarterly tax benefit rate of 71 percent for the second quarter.  In the second quarter of 2003, bookings totaled $59,728,000 and the book-to-bill ratio rose to 1.06 compared to bookings of $58,075,000 and a book-to-bill of 0.94 in the first quarter of 2003.  (Cymer calculates its book-to-bill ratio utilizing bookings and revenue from systems, spare parts, consumables and upgrade kits only; service and R&D contract revenue are not used in the calculation.)  The backlog increased to $100,400,000 in the second quarter of this year from $97,076,000 in the first quarter.

Cash and cash equivalents and short- and long-term investments totaled $373,861,000 as of June 30, 2003.  Capital spending for the second quarter of 2003 totaled $15,260,000 compared to $27,155,000 in the first quarter of 2003.  Most of the quarter’s capital expenditures were related to the ongoing construction of CSD-6, the Company’s new manufacturing facility in San Diego.  Depreciation and amortization for the second quarter of 2003 totaled $8,643,000 compared with $7,974,000 in the first quarter of 2003.

Corporate Outlook

Commenting on the industry, Akins noted, “Though the industry has continued to operate in a volatile and unpredictable environment for two and one-half years, in recent quarters, some of the macro-economic industry indicators have been gradually improving.  Chip inventories dropped substantially in the first quarter of this year and are expected to show a further drop for the second quarter.  For the past three quarters, chip factory utilization rates, and our DUV light source run rates have been increasing, with overall fab utilization reaching approximately 70 to 80 percent in the second quarter, and  sub-150 nm utilization reaching approximately 90 percent.

"Although an 85 percent overall utilization rate has been the historical trigger point at which chipmakers release new orders for capacity buys, the false upturn experienced in the second and third quarters of last year, coupled with the short lead times available today for new capital equipment, may mean that cautious chipmakers will want to see fab utilization at 90 percent before reinitiating significant capacity driven orders.  This, coupled with the high level of global geopolitical and economic uncertainty still remaining, reinforces our opinion that the industry will not experience a robust recovery until 2004. "

Commenting on Cymer’s efforts to reach its new breakeven goal, Baker concluded, “We are currently running to plan in reducing our quarterly operating breakeven to approximately $60,000,000 in revenue for the fourth quarter of this year.   As we have discussed in the past, part of our success in reaching this breakeven target hinges on our ability to consolidate from five into two buildings here in San Diego.  We intend to complete the move from our three older buildings into our new building, CSD-6, during the current quarter, and anticipate that we will write off approximately $15,500,000 of tenant improvements in the older buildings in this quarter.”

Based on information available at this time, Cymer is providing the following guidance for the third quarter of 2003:

•     We currently estimate that total revenue in the third quarter of 2003 will be relatively flat with second quarter 2003 revenue, plus or minus a few percentage points.

•     We are forecasting that foreign currency adjusted ASPs will remain slightly above $1,100,000.

•     We expect that gross margin will be between 25 percent and 30 percent.  This improved estimated third quarter gross margin reflects increasing manufacturing efficiencies for the XLA 100 and the absence of charges incurred in the second quarter related to the reduction in work force and asset write-downs.

•     We anticipate that R&D spending in the third quarter will be between $13,500,000 and $15,000,000.

•     We currently estimate ongoing selling, general and administrative (SG&A) expenses to be between $9,000,000 and $10,000,000.  We expect to report the aforementioned approximate $15,500,000 write off of tenant improvements in the buildings we are vacating as G&A expenses, bringing total SG&A to between $24,500,000 and $25,500,000 for the quarter.

•     We currently model net other income and expense as a $300,000 expense for the quarter, excluding net effects of foreign currency exchange gains or losses.

•     We estimate the annual effective tax benefit rate for 2003 will be approximately 60 percent.

•     Capital spending for the quarter is expected to be between $20,000,000 and $25,000,000, as the construction of the CSD-6 manufacturing facility and the purchase of required field and production equipment are completed.

•     We plan to issue a third quarter update between September 8 and September 12, 2003.

Cymer’s management will hold a conference call at 2:00 pm (PDT) today, July 22, 2003, to discuss second quarter results and third quarter guidance.  This press release may be accessed on the company’s web site at www.cymer.com, and the call and accompanying slides may be accessed on the investor relations page of Cymer’s Web site.

Forward Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements.  These statements include, but are not limited to the company’s expectations regarding an industry recovery, the company’s estimated annual effective tax benefit rate, and all of the statements under the caption “Corporate Outlook” above.  In addition, statements regarding market share, backlog, and book-to-bill ratios should not be read as predictions or projections of future performance.  Each of these statements  is based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties.          Actual events or results may differ materially from those projected in any of such statements due to various factors, including but not limited to: the timing of customer orders, shipments and acceptances; order push-outs or product shipment delays or cancellations, the demand for semiconductors in general, and for leading-edge devices with smaller geometries in particular; the rate at which semiconductor manufacturers take delivery of photolithography tools from the company’s customers; the performance and market acceptance of the company’s new products or technologies; new and enhanced product offerings by competitors; the company’s ability to meet its production and/or product development schedules; the company’s ability to secure adequate supplies of critical components for its advanced products; and the company’s ability to manage its expense levels and unanticipated expenses.  For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission.

About Cymer

Cymer, Inc. is the world’s leading supplier of excimer laser illumination sources, the essential light source for deep ultraviolet (DUV) photolithography systems.  DUV lithography is a key enabling technology, which has allowed the semiconductor industry to meet the exacting specifications and manufacturing requirements for volume production of today’s advanced semiconductor chips.  Further information on Cymer may be obtained from the Company’s SEC filings, the Internet at www.cymer.com or by contacting the company directly.

	Quarter Ending June 30		Six Months Ending June 30
Cymer, Inc.	2002	2003	2002	2003
Total revenues	$73,669,000	$62,416,000	$135,652,000	$130,015,000

Net income (loss)	6,550,000	(5,193,000)	10,638,000	(8,555,000)
Basic earnings (loss) per share	$0.19	$(0.15)	$0.33	$(0.25)
Diluted earnings (loss) per share	$0.18	$(0.15)	$0.31	$(0.25)
Weighted average common shares outstanding (diluted)	35,934,000	34,577,000	34,554,000	34,443,000

CYMER, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2002	2003	2002	2003
REVENUES:
Product sales	$73,053	$62,177	$134,502	$129,513
Other	616	239	1,150	502
Total revenues	73,669	62,416	135,652	130,015

COST AND EXPENSES:
Cost of product sales	37,835	52,031	70,315	94,901
Research and development	18,010	16,311	32,996	33,835
Sales and marketing	4,158	4,461	7,842	8,555
General and administrative	4,361	6,547	8,047	12,320
Amortization of intangibles	40	40	80	80
Loss on debt extinguishment	—	—	163	—

Total costs and expenses	64,404	79,390	119,443	149,691
OPERATING INCOME (LOSS)	9,265	(16,974)	16,209	(19,676)

OTHER INCOME (EXPENSE):
Foreign currency exchange gain (loss) - net	(37)	(57)	120	(417)
Interest and other income	2,655	2,397	4,611	4,886
Interest and other expense	(2,588)	(2,505)	(5,941)	(4,980)
Total other income (expense) - net	30	(165)	(1,210)	(511)

INCOME (LOSS) BEFORE INCOME TAX PROVISION (BENEFIT) AND MINORITY INTEREST	9,295	(17,139)	14,999	(20,187)

INCOME TAX PROVISION (BENEFIT)	2,509	(12,112)	4,093	(12,112)
MINORITY INTEREST	(236)	(166)	(268)	(480)

NET INCOME (LOSS)	$6,550	$(5,193)	$10,638	$(8,555)

EARNINGS (LOSS) PER SHARE:

Basic earnings (loss) per share	$0.19	$(0.15)	$0.33	$(0.25)
Weighted average common shares outstanding-basic	33,846	34,577	32,571	34,443

Diluted earnings (loss) per share	$0.18	$(0.15)	$0.31	$(0.25)
Weighted average common shares outstanding-diluted	35,934	34,577	34,554	34,443

CYMER, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share data)

	December 31, 2002	June 30, 2003
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$196,643	$160,902
Short-term investments	71,249	120,325
Accounts receivable - net	52,341	59,119
Inventories	100,119	95,485
Deferred income taxes	20,041	20,060
Income taxes receivable	—	2,798
Prepaid expenses and other	6,029	4,532

Total current assets	446,422	463,221

PROPERTY AND EQUIPMENT - net	112,209	137,331
LONG TERM INVESTMENTS	159,029	92,634
DEFERRED INCOME TAXES	20,553	20,390
GOODWILL - net	10,597	10,597
INTANGIBLE ASSETS - net	8,565	7,840
OTHER ASSETS	9,512	9,158

TOTAL ASSETS	$766,887	$741,171

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$26,499	$15,256
Accrued warranty and installation	30,078	26,166
Accrued payroll and benefits	7,334	8,271
Foreign currency forward exchange contracts	907	568
Accrued interest	3,300	3,260
Income taxes payable	11,321	—
Revolving loan	6,667	—
Accrued and other liabilities	9,189	9,739

Total current liabilities	95,295	63,260

Convertible subordinated notes	250,000	250,000
Other liabilities	5,154	5,448

Total liabilities	350,449	318,708

MINORITY INTEREST	4,104	4,584

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred Stock - authorized 5,000,000 shares; $.001 par value, no shares issued or outstanding	—	—
Common stock - authorized 100,000,000 shares; $.001 par value, issued and outstanding 34,227,000 and 34,863,000 shares	34	35
Paid-in capital	302,501	314,334
Unearned compensation	(2,358)	(328)
Accumulated other comprehensive loss	(3,429)	(3,193)
Retained earnings	115,586	107,031

Total stockholders’ equity	412,334	417,879

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$766,887	$741,171

CYMER, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	For the six months ended June 30
	2002	2003
OPERATING ACTIVITIES:
Net income (loss)	$10,638	$(8,555)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Extraordinary loss on debt extinguishment	163	—
Depreciation and amortization	12,254	16,617
Non-cash stock based compensation	—	804
Amortization of unearned compensation	555	555
Minority interest	268	480
Provision for deferred income taxes	39	(21)
Loss on disposal or impairment of property and equipment	324	2,036
Change in assets and liabilities:
Accounts receivable	(13,692)	(6,778)
Income taxes receivable	3,039	(2,798)
Foreign currency forward exchange contracts	3,200	212
Inventories	(23,016)	4,634
Prepaid expenses and other assets	(1,231)	1,216
Accounts payable	4,773	(11,243)
Accrued and other liabilities	5,162	(1,965)
Income taxes payable	1,927	(11,321)

Net cash provided by (used in) operating activities	4,403	(16,127)
INVESTING ACTIVITIES:
Acquisition of property and equipment	(10,681)	(42,415)
Purchases of investments	(219,233)	(53,101)
Proceeds from sold or matured investments	55,382	70,485
Acquisition of minority interest	(360)	(180)

Net cash used in investing activities	(174,892)	(25,211)
FINANCING ACTIVITIES:
Net borrowings under revolving loan and security agreements	(44)	(6,667)
Proceeds from issuance of common stock	17,958	12,505
Redemption of convertible subordinated notes	(39,598)	—
Issuance of convertible subordinated notes	250,000	—
Issuance of convertible subordinated notes offering costs	(7,870)	—
Payments on capital lease obligations	(16)	(26)

Net cash provided by financing activities	220,430	5,812
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	579	(215)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	50,520	(35,741)
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	111,195	196,643
CASH AND CASH EQUIVALENTS AT END OF THE PERIOD	$161,715	$160,902
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$5,854	$4,509
Income taxes paid (refunded), net	$(903)	$2,194
SUPPLEMENTAL DISCLOSURE OF NON CASH INVESTING AND FINANCING ACTIVITIES:
Conversion of subordinated notes to equity	$112,998	$—